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                                                      EXHIBIT 11


                                      COMPUTATION OF NET INCOME PER COMMON SHARE
                                                      (Unaudited)
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                                                        THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                    June 30             June 30             June 30          June 30
                                                      1997               1996                1997             1996
                                               ----------------------------------------------------------------------
(in thousands except per share data)

PRIMARY
  Weighted average shares outstanding                10,509              10,943              10,595           10,955

  Net effect of dilutive stock options
      based on the treasury stock method
      using average market price                          0                   3                  17                4
                                               ----------------------------------------------------------------------
                                                     10,509              10,946              10,612           10,959
                                               ----------------------------------------------------------------------
  Net income                                         $2,314              $1,001              $3,704           $1,560
                                               ======================================================================
  Per share                                           $0.22               $0.09               $0.35            $0.14
                                               ======================================================================

FULLY DILUTED
  Weighted average shares outstanding                10,509              10,943              10,595           10,955

  Net effect of dilutive  stock options
      based on the treasury stock method
      using ending market price, if
      higher than average market price                   17                   3                  17                4
                                               ----------------------------------------------------------------------
                                                     10,526              10,946              10,612           10,959
                                               ======================================================================
  Net income                                         $2,314              $1,001              $3,704           $1,560
                                               ======================================================================
  Per share                                           $0.22               $0.09               $0.35            $0.14
                                               ======================================================================
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